Exhibit 10.2

CONSULTING AGREEMENT

AGREEMENT made as of the 5th day of November, 2008 by and between Skins Inc, maintaining its principal offices at 1 Newark St., Suite 25a , Hoboken, New Jersey, 07030. (Hereinafter referred to as "Client") and Brett Gold maintaining his principal offices at 60 Sutton Pl South, New York, New York 10022 (hereinafter referred as "Mr. Gold").

WITNESSETH:

WHEREAS, Mr. Gold is engaged in the business of consulting and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Mr. Gold for the purpose of obtaining these services so as to better, more fully and more effectively deal with the financial services community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

I. Engagement of Mr. Gold. Client herewith engages Mr. Gold and Mr. Gold agrees to render to Client consulting services which would include evaluating various business strategies and recommending changes where appropriate and also critically evaluate the Client's performance in view of its corporate planning and business objectives

A. The consulting services to be provided by the Mr. Gold shall include, but are not limited to, the development, implementation and maintenance of a sound strategy which would include:

1. Corporate Planning--(a) develop an in-depth familiarization with the Client's business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof, (b) alert the Client to new or emerging high potential forms of production and distribution which could either be acquired or developed internally, (c) comment on the Client's corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability.

B. Client acknowledges that Mr. Gold will devote such time as is reasonably necessary to perform the services for Client, having due regard for Mr. Gold's commitments and obligations to other businesses for which it performs consulting services.

II. Compensation and Expense Reimbursement.

A. Client will pay Mr. Gold, as compensation for the services provided for in this Agreement and as reimbursement for expenses incurred by Mr. Gold on Client's behalf, in the manner set forth in Schedule A annexed to this Agreement which Schedule is incorporated herein by reference.

Term and Termination. This Agreement shall be for a period of 3 months from November 5th , 2008 and terminating February 5th, 2009. Either party hereto shall have the right to terminate this Agreement upon 14 days prior written notice to the other party after the first 30 days, however all compensation is non returnable and final.

Treatment of Confidential Information. Mr. Gold shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Mr. Gold in connection with Mr. Gold's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). The Mr. Gold will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Mr. Gold is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

Representation by Mr. Gold of other clients. Client acknowledges and consents to Mr. Gold rendering consultation services to other clients of the Mr. Gold engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to Mr. Gold. Client acknowledges that Mr. Gold, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Mr. Gold, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Mr. Gold. It is expressly agreed that Mr. Gold is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Mr. Gold or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be customary in an employer-employee relationship.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Entire Agreement. The within agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Law to Govern; Forum for Disputes. This Agreement shall be governed by the laws of the state of New York without giving effect to the principle of conflict of laws. Each party acknowledges to the other that courts within the City of New York shall be the sole and exclusive forum to adjudicate any disputes arising under this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

By:  __________________
Brett Gold

Skins, Inc.

By:  _______________
Mark Klein

Chief Executive Officer

SCHEDULE A-1

PAYMENT FOR SERVICES
AND REIMBURSEMENT OF EXPENSES

A. For the services to be rendered and performed by Company during the term of the Agreement, Client shall pay to Company 1000000 common shares stock of Skins Inc,.

B. Client shall also reimburse Mr. Gold for all reasonable and necessary out-of-pocket expenses incurred in the performance of its duties for Client upon presentation of statements setting forth in reasonable detail the amount of such expenses. Mr. Gold shall not incur any expense for any single item in excess of $250 either verbally or written except upon the prior approval of the Client. Shares will be accepted for payment of expenses in the same manner as the base fee per month in Paragraph A above.

By:	__________________________	__________________________
	Brett Gold	November 5, 2008

Skins Inc,

By:	__________________________	__________________________
	Mark Klein	November 5, 2008